Exhibit 99.1
NEWS RELEASE
FOR IMMEDIATE RELEASE: April 26, 2023

HELMERICH & PAYNE, INC. ANNOUNCES FISCAL SECOND QUARTER RESULTS

•The Company reported fiscal second quarter net income of $1.55 per diluted share; including select items(1) of $0.29 per diluted share

•Quarterly North America Solutions operating income increased $37 million sequentially, while direct margins(2) increased $36 million to approximately $296 million, as revenues increased by $49 million to $676 million and expenses increased by $13 million to $380 million

•The North America Solutions segment exited the second quarter of fiscal year 2023 with 179 active rigs reflecting an increase in revenue per day of approximately $3,200/day or 10% to $36,300/day on a sequential basis, while direct margins(2) per day increased by roughly $2,300/day or 14% to $18,000/day

•H&P's North America Solutions segment anticipates averaging 163-167 rigs during the third quarter of fiscal year 2023 and exiting the quarter between 155-160 active rigs due to increased contractual churn, a softer natural gas market, and our prioritizing of disciplined pricing in the face of wavering industry utilization

•Despite more contractual churn in higher direct margin(2) spot rigs relative to lower direct margin(2) rigs under term contracts and higher cost absorption given fewer active rigs, the Company expects its North America Solutions direct margins(2) per day to remain relatively flat or increase slightly in the fiscal third quarter

•Fiscal year to date the Company has allocated approximately $250 million of capital as follows: $53 million in base dividends, $50 million in supplemental dividends and $146 million in share repurchases(3)

•On March 1, 2023, the Board of Directors of the Company declared a quarterly base cash dividend of $0.25 per share and a supplemental cash dividend of $0.235 per share; both dividends are payable on June 1, 2023 to stockholders of record at the close of business on May 18, 2023

Helmerich & Payne, Inc. (NYSE: HP) reported net income of $164 million, or $1.55 per diluted share, from operating revenues of $769 million for the quarter ended March 31, 2023, compared to net income of $97 million, or $0.91 per diluted share, from operating revenues of $720 million for the quarter ended December 31, 2022. The net income per diluted share for the second and first quarters of fiscal 2023 include $0.29 and $(0.20) of after-tax gain and losses, respectively, comprised of select items(1). For the second quarter of fiscal year 2023, select items were comprised of:

•$0.29 of after-tax gains pertaining to non-cash fair market adjustments to our equity investments

Helmerich & Payne | 1437 South Boulder Ave. | Suite 1400
Tulsa, OK 74119 | 918.588.5190 | helmerichpayne.com

News Release
April 26, 2023

Net cash provided by operating activities was $141 million for the second quarter of fiscal year 2023, which included $114 million in tax payments compared to net cash provided by operating activities of $185 million for the first quarter of fiscal year 2023, which included $22 million in net tax refunds.

President and CEO John Lindsay commented, "H&P delivered another outstanding quarter and executed on a goal we set a year ago to generate 50%(4) direct margins in our NAS segment. The reason for setting that goal was to generate double digit returns that exceed our double digit cost of capital. With this milestone accomplished, our focus now turns to maintaining those levels of returns going forward.
"The past two decades demonstrate that even during upcycles, a certain amount of rig count variability exists, and we are witnessing that today. The macro-outlook has been challenged by political and economic insecurities in the global crude oil market and in the U.S. natural gas market. Volatility in both of these commodity markets has caused some uncertainty which has negatively impacted near-term rig demand. We see these events as shorter-term transitory issues and remain optimistic in the outlook which favors growing global demand for crude oil and natural gas over the long-term.
"H&P intends to remain firm on pricing; favoring returns over market share. That said, the juxtaposition of reduced rig activity and increased contractual churn caused by a weak natural gas market, along with our determined approach regarding fiscal discipline, necessitates a reduction in our forward rig count projections. Nevertheless, our super-spec FlexRig® fleet utilization remains high, and we are committed to sustaining this level of margin performance going forward, believing this path is in the best interest of all our stakeholders. Moreover, from our vantage point, activity in the crude oil market may create the opportunity for the Company to put rigs back into service this summer due to expected industry rig churn and perhaps again later in the calendar year as part of the recent trend of customers contracting additional rigs late in the calendar year as their new fiscal budgets are established.
"Maintaining fiscal discipline goes hand-in-hand with our customer-centric approach. By utilizing our FlexRig® fleet, technology, people and processes, we are able to consistently deliver the outcomes our customers desire, enhance their economic returns, and be compensated appropriately for the value we provide. We continue to develop new commercial models that not only demonstrate the value we create, but also expand collaborative efforts between H&P and its customers.
"On the international front, H&P's potential for longer-term growth prospects remains in focus. During the quarter, we moved our first super-spec rig into our Middle East hub and sent another to Australia. While initially small in terms of rig count, we believe this early progress portends more to come. Along those lines, we still plan to export more super-spec rigs to the Middle East during the back half of the year after undergoing region specific modifications, including conversions to walking systems. Operations in Argentina and Colombia remain relatively steady and are now providing solid financial contributions."
Senior Vice President and CFO Mark Smith also commented, "Several adverse macro issues, such as recessionary concerns, volatile commodity prices, and even anxiety over the financial health of the U.S. regional banking industry have commanded the market's attention this past quarter. We believe this coupled with a lower outlook for rig activity in fiscal 2023 has distracted from the more tangible value the Company has created this past year through higher margins and increased financial and shareholder returns. Accordingly, we have followed through on our capital allocation strategy regarding opportunistic share repurchases and repurchased shares during the second fiscal quarter, buying approximately 2.5 million shares for approximately $107 million. While the amount of share repurchases year-to-date surpasses the $100 million mark, we still have ample cash available to conduct additional repurchases or take advantage of other investment opportunities.
"As mentioned in the previous quarter, expectations can often change quickly, and as such our rig count expectations for the remainder of fiscal 2023 have been revised lower. Our current view is that those activity revisions are far less impactful to our projected cash flow generation than a degradation in our direct margins would be if we attempt to maintain activity levels by lowering pricing. Consequently, we remain confident in our financial plans going forward, keeping our capital allocation strategy unchanged and executing on the fiscal 2023 supplemental shareholder plan."
John Lindsay concluded, “From the perspective of my 36-year career at H&P, we are working more closely with our customers than at any other time, and our collaborations are primarily focused on value added performance rather than the daily cost of the drilling rig. That is due in large part to those customers realizing the near- and long-term benefits of having H&P as their drilling solution provider coupled with our relentless focus on delivering value. All of this is driven by H&P employees utilizing our rig assets and technologies to consistently strive to deliver the desired outcomes for our customers."

News Release
April 26, 2023

Operating Segment Results for the Second Quarter of Fiscal Year 2023

North America Solutions:
This segment had operating income of $182.1 million compared to operating income of $145.3 million during the previous quarter. The increase in operating income reflects more of our older term contracts continuing to reprice at higher contract economics which has improved the overall level of pricing across the fleet.

Direct margins(2) increased by $35.9 million to $296.2 million as both revenues and expenses increased sequentially. Quarterly operating results were impacted by the costs associated with reactivating rigs; $5.2 million in the second fiscal quarter compared to $8.6 million in the previous quarter.

International Solutions:
This segment had operating income of $4.0 million compared to operating income of $1.6 million during the previous quarter. Absent an impairment charge of $8.1 million during the first quarter of fiscal 2023, the decline in operating income was mainly driven by higher expenses associated with rig mobilizations.

Direct margins(2) during the second fiscal quarter were $8.6 million compared to $13.8 million during the previous quarter.

Offshore Gulf of Mexico:
This segment had operating income of $6.7 million compared to operating income of $6.7 million during the previous quarter. Direct margins(2) for the quarter were $9.3 million compared to $9.5 million in the prior quarter.

Operational Outlook for the Third Quarter of Fiscal Year 2023

North America Solutions:
•We expect North America Solutions direct margins(2) to be between $265-$285 million with an average active rig count of 163-167 rigs during the quarter
•We expect to exit the quarter between approximately 155-160 contracted rigs
International Solutions:
•We expect International Solutions direct margins(2) to be between $4-$7 million, exclusive of any foreign exchange gains or losses

Offshore Gulf of Mexico:
•We expect Offshore Gulf of Mexico direct margins(2) to be between $5.5-$7.5 million

Other Estimates for Fiscal Year 2023
•Gross capital expenditures are now expected to be approximately $400 to $450 million, exclusive of ongoing asset sales that include reimbursements for lost and damaged tubulars and sales of other used drilling equipment that offset a portion of the gross capital expenditures and are expected to total approximately $65 million in fiscal year 2023
•Depreciation for fiscal year 2023 is still expected to be approximately $400 million
•Research and development expenses for fiscal year 2023 are now expected to be roughly $30 million
•General and administrative expenses for fiscal year 2023 are now expected to be approximately $205 million
•Cash taxes for fiscal year 2023 are now expected to be approximately $175-$225 million, of which a net $92 million has been paid through March 31, 2023

News Release
April 26, 2023

Select Items(1) Included in Net Income per Diluted Share

Second quarter of fiscal year 2023 net income of $1.55 per diluted share included $0.29 in after-tax gains comprised of the following:

•$0.29 of non-cash after-tax gains related to fair market value adjustments to equity investments

First quarter of fiscal year 2023 net income of $0.91 per diluted share included $(0.20) in after-tax losses comprised of the following:

•$(0.09) of non-cash after-tax losses pertaining to an impairment for fair market adjustments to decommissioned rigs and equipment that are held for sale
•$(0.11) of non-cash after-tax losses related to fair market value adjustments to equity investments

Conference Call

A conference call will be held on Thursday, April 27, 2023 at 11:00 a.m. (ET) with John Lindsay, President and CEO, Mark Smith, Senior Vice President and CFO, and Dave Wilson, Vice President of Investor Relations, to discuss the Company’s second quarter fiscal year 2023 results. Dial-in information for the conference call is (877) 830-2598 for domestic callers or (785) 424-1745 for international callers. The call access code is ‘Helmerich’. You may also listen to the conference call that will be broadcast live over the Internet by logging on to the Company’s website at http://www.helmerichpayne.com and accessing the corresponding link through the investor relations section by clicking on “Investors” and then clicking on “News and Events - Events & Presentations” to find the event and the link to the webcast.

About Helmerich & Payne, Inc.

Founded in 1920, Helmerich & Payne, Inc. (H&P) (NYSE: HP) is committed to delivering industry leading levels of drilling productivity and reliability. H&P operates with the highest level of integrity, safety and innovation to deliver superior results for its customers and returns for shareholders. Through its subsidiaries, the Company designs, fabricates and operates high-performance drilling rigs in conventional and unconventional plays around the world.  H&P also develops and implements advanced automation, directional drilling and survey management technologies. At March 31, 2023, H&P's fleet included 233 land rigs in the United States, 22 international land rigs and seven offshore platform rigs. For more information, see H&P online at www.helmerichpayne.com.

Forward-Looking Statements

This release includes “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, and such statements are based on current expectations and assumptions that are subject to risks and uncertainties. All statements other than statements of historical facts included in this release, including, without limitation, statements regarding the registrant’s business strategy, future financial position, operations outlook, future cash flow, future use of generated cash flow, dividend amounts and timing, supplemental shareholder return plans and amounts of any future dividends, share repurchases, investments, active rig count projections, budgets, projected costs and plans, objectives of management for future operations, contract terms, financing and funding, capex spending, outlook for international markets, and actions by customers are forward-looking statements. For information regarding risks and uncertainties associated with the Company’s business, please refer to the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s SEC filings, including but not limited to its annual report on Form 10‑K and quarterly reports on Form 10‑Q. As a result of these factors, Helmerich & Payne, Inc.’s actual results may differ materially from those indicated or implied by such forward-looking statements. Investors are cautioned not to put undue reliance on such statements. We undertake no duty to publicly update or revise any forward-looking statements, whether as a result of new information changes in internal estimates, expectations or otherwise, except as required under applicable securities laws.

News Release
April 26, 2023

Helmerich & Payne uses its Investor Relations website as a channel of distribution for material company information. Such information is routinely posted and accessible on its Investor Relations website at www.helmerichpayne.com. Information on our website is not part of this release.

Note Regarding Trademarks. Helmerich & Payne, Inc. owns or has rights to the use of trademarks, service marks and trade names that it uses in conjunction with the operation of its business. Some of the trademarks that appear in this release or otherwise used by H&P include FlexRig, which may be registered or trademarked in the United States and other jurisdictions.

(1) Select items are considered non-GAAP metrics and are included as a supplemental disclosure as the Company believes identifying and excluding select items is useful in assessing and understanding current operational performance, especially in making comparisons over time involving previous and subsequent periods and/or forecasting future periods results. Select items are excluded as they are deemed to be outside the Company's core business operations. See Non-GAAP Measurements.
(2) Direct margin, which is considered a non-GAAP metric, is defined as operating revenues (less reimbursements) less direct operating expenses (less reimbursements) and is included as a supplemental disclosure. We believe it is useful in assessing and understanding our current operational performance, especially in making comparisons over time. See Non-GAAP Measurements for a reconciliation of segment operating income(loss) to direct margin. Expected direct margin for the third quarter of fiscal 2023 is provided on a non-GAAP basis only because certain information necessary to calculate the cost comparable GAAP measure is unavailable due to the uncertainty and inherent difficulty of predicting the occurrence and the future financial statement impact of certain items. Therefore, as a result of the uncertainty and variability of the nature and amount of future items and adjustments, which could be significant, we are unable to provide a reconciliation of expected direct margin to the most comparable GAAP measure without unreasonable effort.
(3) During the second fiscal quarter H&P repurchased approximately 2.5 million shares for approximately $107 million; fiscal year to date the Company has repurchased approximately 3.4 million shares for approximately $146 million
(4) The NAS segment direct margin percentage for the fiscal second quarter, a non-GAAP metric, is calculated by dividing the direct margin for the segment ($296.2 million) by segment revenues ($675.8 million) less reimbursements ($77.4 million).

Contact: Dave Wilson, Vice President of Investor Relations
investor.relations@hpinc.com
(918) 588‑5190

News Release
April 26, 2023

HELMERICH & PAYNE, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
	Three Months Ended			Six Months Ended
(in thousands, except per share amounts)	March 31,	December 31,	March 31,	March 31,	March 31,
	2023	2022	2022	2023	2022
OPERATING REVENUES
Drilling services	$766,682	$717,170	$465,370	$1,483,852	$872,904
Other	2,540	2,467	2,227	5,007	4,475
	769,222	719,637	467,597	1,488,859	877,379
OPERATING COSTS AND EXPENSES
Drilling services operating expenses, excluding depreciation and amortization	449,110	428,251	339,759	877,361	639,411
Other operating expenses	1,188	1,126	1,181	2,314	2,363
Depreciation and amortization	96,255	96,655	102,937	192,910	203,374
Research and development	8,702	6,933	6,387	15,635	12,914
Selling, general and administrative	52,855	48,455	47,051	101,310	90,766
Asset impairment charges	—	12,097	—	12,097	4,363
Restructuring charges	—	—	63	—	805
Gain on reimbursement of drilling equipment	(11,574)	(15,724)	(6,448)	(27,298)	(11,702)
Other (gain) loss on sale of assets	(2,519)	(2,379)	(716)	(4,898)	313
	594,017	575,414	490,214	1,169,431	942,607
OPERATING INCOME (LOSS) FROM CONTINUING OPERATIONS	175,205	144,223	(22,617)	319,428	(65,228)
Other income (expense)
Interest and dividend income	5,055	4,705	3,399	9,760	5,988
Interest expense	(4,239)	(4,355)	(4,390)	(8,594)	(10,504)
Gain (loss) on investment securities	39,752	(15,091)	22,132	24,661	69,994
Loss on extinguishment of debt	—	—	—	—	(60,083)
Other	(743)	(660)	(476)	(1,403)	(1,018)
	39,825	(15,401)	20,665	24,424	4,377
Income (loss) from continuing operations before income taxes	215,030	128,822	(1,952)	343,852	(60,851)
Income tax expense (benefit)	51,129	32,395	2,672	83,524	(4,896)
Income (loss) from continuing operations	163,901	96,427	(4,624)	260,328	(55,955)
Income (loss) from discontinued operations before income taxes	139	718	(352)	857	(383)
Income tax expense	—	—	—	—	—
Income (loss) from discontinued operations	139	718	(352)	857	(383)
NET INCOME (LOSS)	$164,040	$97,145	$(4,976)	$261,185	$(56,338)

Basic earnings (loss) per common share:
Income (loss) from continuing operations	$1.55	$0.91	$(0.05)	$2.45	$(0.53)
Income from discontinued operations	—	0.01	—	0.01	—
Net income (loss)	$1.55	$0.92	$(0.05)	$2.46	$(0.53)

Diluted earnings (loss) per common share:
Income (loss) from continuing operations	$1.55	$0.90	$(0.05)	$2.45	$(0.53)
Income from discontinued operations	—	0.01	—	0.01	—
Net income (loss)	$1.55	$0.91	$(0.05)	$2.46	$(0.53)

Weighted average shares outstanding:
Basic	103,968	105,248	105,393	104,615	106,494
Diluted	104,363	106,104	105,393	105,003	106,494

News Release
April 26, 2023

HELMERICH & PAYNE, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
	March 31,	September 30,
(in thousands except share data and share amounts)	2023	2022
ASSETS
Current Assets:
Cash and cash equivalents	$159,672	$232,131
Restricted cash	53,231	36,246
Short-term investments	85,090	117,101
Accounts receivable, net of allowance of $6,096 and $2,975, respectively	525,611	458,713
Inventories of materials and supplies, net	99,408	87,957
Prepaid expenses and other, net	80,090	66,463
Assets held-for-sale	1,349	4,333
Total current assets	1,004,451	1,002,944

Investments	261,960	218,981
Property, plant and equipment, net	2,931,301	2,960,809
Other Noncurrent Assets:
Goodwill	45,653	45,653
Intangible assets, net	63,790	67,154
Operating lease right-of-use asset	37,150	39,064
Other assets, net	21,428	20,926
Total other noncurrent assets	168,021	172,797

Total assets	$4,365,733	$4,355,531

LIABILITIES & SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$160,101	$126,966
Dividends payable	50,409	26,693
Accrued liabilities	203,211	241,151
Total current liabilities	413,721	394,810

Noncurrent Liabilities:
Long-term debt, net	542,734	542,610
Deferred income taxes	540,316	537,712
Other	113,156	114,927
Total noncurrent liabilities	1,196,206	1,195,249

Shareholders' Equity:
Common stock, $0.10 par value, 160,000,000 shares authorized, 112,222,865 shares issued as of March 31, 2023 and September 30, 2022, and 102,584,517 and 105,293,662 shares outstanding as of March 31, 2023 and September 30, 2022, respectively	11,222	11,222
Preferred stock, no par value, 1,000,000 shares authorized, no shares issued	—	—
Additional paid-in capital	509,205	528,278
Retained earnings	2,608,100	2,473,572
Accumulated other comprehensive loss	(11,560)	(12,072)
Treasury stock, at cost, 9,638,348 shares and 6,929,203 shares as of March 31, 2023 and September 30, 2022, respectively	(361,161)	(235,528)
Total shareholders’ equity	2,755,806	2,765,472
Total liabilities and shareholders' equity	$4,365,733	$4,355,531

News Release
April 26, 2023

HELMERICH & PAYNE, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
	Six Months Ended March 31,
(in thousands)	2023	2022
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$261,185	$(56,338)
Adjustment for (income) loss from discontinued operations	(857)	383
Income (loss) from continuing operations	260,328	(55,955)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	192,910	203,374
Asset impairment charges	12,097	4,363
Amortization of debt discount and debt issuance costs	664	559
Loss on extinguishment of debt	—	60,083
Provision for credit loss	3,222	669
Stock-based compensation	15,704	14,163
Gain on investment securities	(24,661)	(69,994)
Gain on reimbursement of drilling equipment	(27,298)	(11,702)
Other (gain) loss on sale of assets	(4,898)	313
Deferred income tax expense (benefit)	3,165	(11,597)
Other	2,024	(4,287)
Changes in assets and liabilities	(106,952)	(111,051)
Net cash provided by operating activities from continuing operations	326,305	18,938
Net cash used in operating activities from discontinued operations	(51)	(42)
Net cash provided by operating activities	326,254	18,896

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(181,479)	(104,482)
Other capital expenditures related to assets held-for-sale	—	(10,550)
Purchase of short-term investments	(64,418)	(68,565)
Purchase of long-term investments	(18,771)	(14,124)
Proceeds from sale of short-term investments	97,744	117,456
Proceeds from asset sales	47,718	34,944
Net cash used in investing activities	(119,206)	(45,321)

CASH FLOWS FROM FINANCING ACTIVITIES:
Dividends paid	(102,941)	(54,007)
Payments for employee taxes on net settlement of equity awards	(14,410)	(5,503)
Payment of contingent consideration from acquisition of business	(250)	(250)
Payments for early extinguishment of long-term debt	—	(487,148)
Make-whole premium payment	—	(56,421)
Share repurchases	(145,013)	(76,999)
Other	(540)	(587)
Net cash used in financing activities	(263,154)	(680,915)
Net decrease in cash and cash equivalents and restricted cash	(56,106)	(707,340)
Cash and cash equivalents and restricted cash, beginning of period	269,009	936,716
Cash and cash equivalents and restricted cash, end of period	$212,903	$229,376

News Release
April 26, 2023

HELMERICH & PAYNE, INC.
SEGMENT REPORTING
	Three Months Ended			Six Months Ended
	March 31,	December 31,	March 31,	March 31,	March 31,
(in thousands, except operating statistics)	2023	2022	2022	2023	2022
NORTH AMERICA SOLUTIONS
Operating revenues	$675,780	$627,163	$408,814	$1,302,943	$749,848
Direct operating expenses	379,611	366,855	294,397	746,466	550,965
Depreciation and amortization	89,070	89,814	95,817	178,884	189,438
Research and development	8,738	7,059	6,420	15,797	12,988
Selling, general and administrative expense	16,212	14,190	10,883	30,402	21,712
Asset impairment charges	—	3,948	—	3,948	1,868
Restructuring charges	—	—	—	—	473
Segment operating income (loss)	$182,149	$145,297	$1,297	$327,446	$(27,596)
Financial Data and Other Operating Statistics1:
Direct margin (Non-GAAP)[2]	$296,169	$260,308	$114,417	$556,477	$198,883
Revenue days[3]	16,488	16,578	14,752	33,067	27,698
Average active rigs[4]	183	180	164	182	152
Number of active rigs at the end of period[5]	179	184	171	179	171
Number of available rigs at the end of period	233	235	236	233	236
Reimbursements of "out-of-pocket" expenses	$77,442	$79,159	$46,664	$156,601	$89,793

INTERNATIONAL SOLUTIONS
Operating revenues	$55,890	$54,801	$27,422	$110,691	$64,581
Direct operating expenses	47,275	40,977	25,171	88,252	49,302
Depreciation	1,652	1,392	1,049	3,044	1,804
Selling, general and administrative expense	3,008	2,709	2,050	5,717	3,779
Asset impairment charge	—	8,149	—	8,149	2,495
Segment operating income (loss)	$3,955	$1,574	$(848)	$5,529	$7,201
Financial Data and Other Operating Statistics[1]:
Direct margin (Non-GAAP)[2]	$8,615	$13,824	$2,251	$22,439	$15,279
Revenue days[3]	1,263	1,140	636	2,403	1,283
Average active rigs[4]	14	12	7	13	7
Number of active rigs at the end of period[5]	15	13	6	15	6
Number of available rigs at the end of period	22	20	28	22	28
Reimbursements of "out-of-pocket" expenses	$2,789	$2,856	$1,226	$5,645	$2,669

OFFSHORE GULF OF MEXICO
Operating revenues	$34,979	$35,164	$29,147	$70,143	$58,461
Direct operating expenses	25,688	25,691	20,884	51,379	41,595
Depreciation	1,904	1,894	2,401	3,798	4,781
Selling, general and administrative expense	700	833	584	1,533	1,341
Segment operating income	$6,687	$6,746	$5,278	$13,433	$10,744
Financial Data and Other Operating Statistics[1]:
Direct margin (Non-GAAP)[2]	$9,291	$9,473	$8,263	$18,764	$16,866
Revenue days[3]	360	368	360	728	728
Average active rigs[4]	4	4	4	4	4
Number of active rigs at the end of period[5]	4	4	4	4	4
Number of available rigs at the end of period	7	7	7	7	7
Reimbursements of "out-of-pocket" expenses	$7,994	$7,189	$5,809	$15,183	$11,884

(1)These operating metrics and financial data, including average active rigs, are provided to allow investors to analyze the various components of segment financial results in terms of activity, utilization and other key results. Management uses these metrics to analyze historical segment financial results and as the key inputs for forecasting and budgeting segment financial results.
(2)Direct margin, which is considered a non-GAAP metric, is defined as operating revenues less direct operating expenses and is included as a supplemental disclosure because we believe it is useful in assessing and understanding our current operational performance, especially in making comparisons over time. See — Non-GAAP Measurements below for a reconciliation of segment operating income (loss) to direct margin.
(3)Defined as the number of contractual days we recognized revenue for during the period.
(4)Active rigs generate revenue for the Company; accordingly, 'average active rigs' represents the average number of rigs generating revenue during the applicable time period. This metric is calculated by dividing revenue days by total days in the applicable period (i.e. 90, 92 or 182 days).
(5)Defined as the number of rigs generating revenue at the applicable end date of the time period.

News Release
April 26, 2023

Segment reconciliation amounts were as follows:

	Three Months Ended March 31, 2023
(in thousands)	North America Solutions	International Solutions	Offshore Gulf of Mexico	Other	Eliminations	Total
Operating revenue	$675,780	$55,890	$34,979	$2,573	$—	$769,222
Intersegment	—	—	—	17,662	(17,662)	—
Total operating revenue	$675,780	$55,890	$34,979	$20,235	$(17,662)	$769,222

Direct operating expenses	$366,714	$47,036	$23,716	$12,551	$—	$450,017
Intersegment	12,897	239	1,972	105	(15,213)	—
Total drilling services & other operating expenses	$379,611	$47,275	$25,688	$12,656	$(15,213)	$450,017

	Six Months Ended March 31, 2023
(in thousands)	North America Solutions	International Solutions	Offshore Gulf of Mexico	Other	Eliminations	Total
Operating revenue	$1,302,943	$110,691	$70,143	$5,082	$—	$1,488,859
Intersegment	—	—	—	34,064	(34,064)	—
Total operating revenue	$1,302,943	$110,691	$70,143	$39,146	$(34,064)	$1,488,859

Direct operating expenses	$718,029	$87,737	$47,517	$26,111	$—	$879,394
Intersegment	28,437	515	3,862	134	(32,948)	—
Total drilling services & other operating expenses	$746,466	$88,252	$51,379	$26,245	$(32,948)	$879,394

Segment operating income (loss) for all segments is a non-GAAP financial measure of the Company’s performance, as it excludes gain on sale of assets, corporate selling, general and administrative expenses, corporate restructuring charges, and corporate depreciation. The Company considers segment operating income (loss) to be an important supplemental measure of operating performance for presenting trends in the Company’s core businesses. This measure is used by the Company to facilitate period-to-period comparisons in operating performance of the Company’s reportable segments in the aggregate by eliminating items that affect comparability between periods. The Company believes that segment operating income (loss) is useful to investors because it provides a means to evaluate the operating performance of the segments and the Company on an ongoing basis using criteria that are used by our internal decision makers. Additionally, it highlights operating trends and aids analytical comparisons. However, segment operating income has limitations and should not be used as an alternative to operating income or loss, a performance measure determined in accordance with GAAP, as it excludes certain costs that may affect the Company’s operating performance in future periods.

News Release
April 26, 2023

The following table reconciles operating income (loss) per the information above to income (loss) from continuing operations before income taxes as reported on the Unaudited Condensed Consolidated Statements of Operations:

	Three Months Ended			Six Months Ended
	March 31,	December 31,	March 31,	March 31,	March 31,
(in thousands)	2023	2022	2022	2023	2022
Operating income (loss)
North America Solutions	$182,149	$145,297	$1,297	$327,446	$(27,596)
International Solutions	3,955	1,574	(848)	5,529	7,201
Offshore Gulf of Mexico	6,687	6,746	5,278	13,433	10,744
Other	6,823	4,677	3,167	11,500	7,096
Eliminations	(2,267)	2,310	(2,031)	43	(3,313)
Segment operating income (loss)	$197,347	$160,604	$6,863	$357,951	$(5,868)
Gain on reimbursement of drilling equipment	11,574	15,724	6,448	27,298	11,702
Other gain (loss) on sale of assets	2,519	2,379	716	4,898	(313)
Corporate selling, general and administrative costs, corporate depreciation and corporate restructuring charges	(36,235)	(34,484)	(36,644)	(70,719)	(70,749)
Operating income (loss)	$175,205	$144,223	$(22,617)	$319,428	$(65,228)
Other income (expense):
Interest and dividend income	5,055	4,705	3,399	9,760	5,988
Interest expense	(4,239)	(4,355)	(4,390)	(8,594)	(10,504)
Gain (loss) on investment securities	39,752	(15,091)	22,132	24,661	69,994
Loss on extinguishment of debt	—	—	—	—	(60,083)
Other	(743)	(660)	(476)	(1,403)	(1,018)
Total unallocated amounts	39,825	(15,401)	20,665	24,424	4,377
Income (loss) from continuing operations before income taxes	$215,030	$128,822	$(1,952)	$343,852	$(60,851)

News Release
April 26, 2023

SUPPLEMENTARY STATISTICAL INFORMATION
Unaudited

U.S. LAND RIG COUNTS & MARKETABLE FLEET STATISTICS

	April 26,	March 31,	December 31,	Q2FY23
	2023	2023	2022	Average
U.S. Land Operations
Term Contract Rigs	101	101	105	103
Spot Contract Rigs	68	78	79	80
Total Contracted Rigs	169	179	184	183
Idle or Other Rigs	64	54	51	51
Total Marketable Fleet	233	233	235	234

H&P GLOBAL FLEET UNDER TERM CONTRACT STATISTICS
Number of Rigs Already Under Long-Term Contracts(*)
(Estimated Quarterly Average — as of 3/31/23)

	Q3	Q4	Q1	Q2	Q3	Q4	Q1
Segment	FY23	FY23	FY24	FY24	FY24	FY24	FY25
U.S. Land Operations	97.2	84.5	59.7	39.6	34.7	27.0	12.7
International Land Operations	9.5	8.7	8.0	6.0	5.7	4.1	4.0
Offshore Operations	—	—	—	—	—	—	—
Total	106.7	93.2	67.7	45.6	40.4	31.1	16.7
(*) All of the above rig contracts have original terms equal to or in excess of six months and include provisions for early termination fees.

News Release
April 26, 2023

NON-GAAP MEASUREMENTS

NON-GAAP RECONCILIATION OF SELECT ITEMS AND ADJUSTED NET INCOME(**)

	Three Months Ended March 31, 2023
(in thousands, except per share data)	Pretax	Tax	Net	EPS
Net income (GAAP basis)			$164,040	$1.55
(-) Fair market adjustment to equity investments	$39,583	$9,755	$29,828	$0.29
Adjusted net income			$134,212	$1.26

	Three Months Ended December 31, 2022
(in thousands, except per share data)	Pretax	Tax	Net	EPS
Net income (GAAP basis)			$97,145	$0.91
(-) Impairments for fair market value adjustments	$(12,097)	$(3,049)	$(9,048)	$(0.09)
(-) Fair market adjustment to equity investments	$(15,152)	$(3,818)	$(11,334)	$(0.11)
Adjusted net income			$117,527	$1.11

(**)The Company believes identifying and excluding select items is useful in assessing and understanding current operational performance, especially in making comparisons over time involving previous and subsequent periods and/or forecasting future period results. Select items are excluded as they are deemed to be outside of the Company's core business operations.

News Release
April 26, 2023

NON-GAAP RECONCILIATION OF DIRECT MARGIN
Direct margin is considered a non-GAAP metric. We define "direct margin" as operating revenues less direct operating expenses. Direct margin is included as a supplemental disclosure because we believe it is useful in assessing and understanding our current operational performance, especially in making comparisons over time. Direct margin is not a substitute for financial measures prepared in accordance with GAAP and should therefore be considered only as supplemental to such GAAP financial measures.
The following table reconciles direct margin to segment operating income (loss), which we believe is the financial measure calculated and presented in accordance with GAAP that is most directly comparable to direct margin.
.

	Three Months Ended March 31, 2023
(in thousands)	North America Solutions	International Solutions	Offshore Gulf of Mexico
Segment operating income	$182,149	$3,955	$6,687
Add back:
Depreciation and amortization	89,070	1,652	1,904
Research and development	8,738	—	—
Selling, general and administrative expense	16,212	3,008	700
Direct margin (Non-GAAP)	$296,169	$8,615	$9,291

	Three Months Ended December 31, 2022
(in thousands)	North America Solutions	International Solutions	Offshore Gulf of Mexico
Segment operating income	$145,297	$1,574	$6,746
Add back:
Depreciation and amortization	89,814	1,392	1,894
Research and development	7,059	—	—
Selling, general and administrative expense	14,190	2,709	833
Asset impairment charge	3,948	8,149	—
Direct margin (Non-GAAP)	$260,308	$13,824	$9,473

	Three Months Ended March 31, 2022
(in thousands)	North America Solutions	International Solutions	Offshore Gulf of Mexico
Segment operating income (loss)	$1,297	$(848)	$5,278
Add back:
Depreciation and amortization	95,817	1,049	2,401
Research and development	6,420	—	—
Selling, general and administrative expense	10,883	2,050	584
Direct margin (Non-GAAP)	$114,417	$2,251	$8,263

News Release
April 26, 2023

	Six Months Ended March 31, 2023
(in thousands)	North America Solutions	International Solutions	Offshore Gulf of Mexico
Segment operating income	$327,446	$5,529	$13,433
Add back:
Depreciation and amortization	178,884	3,044	3,798
Research and development	15,797	—	—
Selling, general and administrative expense	30,402	5,717	1,533
Asset impairment charges	3,948	8,149	—
Direct margin (Non-GAAP)	$556,477	$22,439	$18,764

	Six Months Ended March 31, 2022
(in thousands)	North America Solutions	International Solutions	Offshore Gulf of Mexico
Segment operating income (loss)	$(27,596)	$7,201	$10,744
Add back:
Depreciation and amortization	189,438	1,804	4,781
Research and development	12,988	—	—
Selling, general and administrative expense	21,712	3,779	1,341
Asset impairment charges	1,868	2,495	—
Restructuring charges	473	—	—
Direct margin (Non-GAAP)	$198,883	$15,279	$16,866